Exhibit 99.1

Contacts:

Parna Sarkar	Elena Frigeri
iRobot Corp.	A&R Partners for iRobot Corp.
(781) 418-3135	(212) 905-6153
psarkar@irobot.com	efrigeri@arpartners.com

iRobot Awarded $64.3 Million Contract for PackBot Robots
BURLINGTON, Mass., June 02, 2006 – iRobot Corp. (NASDAQ: IRBT) today announced that it has been awarded a $64.3 million Indefinite Delivery-Indefinite Quantity (IDIQ) contract for iRobot PackBot® EOD robots, spare parts, training and repair services. The award was granted by the Naval Air Warfare Center Training Systems Division on behalf of the Robotic Systems Joint Project Office at Redstone Arsenal, Ala. Under the terms of the IDIQ contract, the military could order up to the full $64.3 million value in robots, spare parts, training and repair services.
The robots purchased under this contract will be used to support U.S. forces in Iraq, Afghanistan and elsewhere, to conduct the critical mission of identifying and disposing of Improvised Explosive Devices (IEDs). To date, iRobot has delivered more than 500 PackBot robots to a broad range of military and civilian customers around the world. These robots have performed tens of thousands of missions in Iraq and Afghanistan and are credited with saving scores of soldiers’ lives.
“This contract serves as a testament to the role the PackBot plays in soldiers’ lives as they face IED threats every day,” said Vice Admiral Joe Dyer (U.S. Navy, ret.), executive vice president and general manager, iRobot. “Warfighters have embraced the PackBot not just for its life-saving utility, but also for its superior ruggedness and versatility in combat.”
iRobot is a leading developer of robots for the U.S. military. The company is building and delivering PackBot robots to meet current orders of more than $43 million for the Naval Sea Systems Command’s Man Transportable Robotic System (MTRS) program. As a lead partner on the U.S. Army’s groundbreaking Future Combat Systems (FCS) program, iRobot is developing the Small Unmanned Ground Vehicle (SUGV), which is based upon the combat-proven PackBot platform, to meet the needs of 21st-century warfighters.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of

1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corporation’s expectations concerning estimates of potential future contract revenues and the future plans of the Naval Air Warfare Center Training Systems Division or Robotic Systems Joint Project Office at Redstone Arsenal, Ala. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our dependence on the U.S. federal government and government contracts; our dependence on single-source manufacturers and a limited number of suppliers for critical components; market acceptance of our products; changes in government policies or spending priorities; competition; and governmental regulation. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corporation undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corporation, see the disclosure contained in our public filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
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